EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of Highlands Insurance Group, Inc. pertaining to the Highlands Insurance Group, Inc. 1995 Stock Option Plan, the Highlands Insurance Group, Inc. 1995 Directors Stock Plan, the Highlands Insurance Group, Inc. Annual Incentive Plan, and the Highlands Insurance Group, 1997 Restricted Stock Plan, of our report dated March 15, 1996 (except for Note 14, as to which the date is March 22, 1996) with respect to the consolidated financial statements of Vik Brothers Insurance, Inc. and subsidiaries, incorporated by reference in its Current Report on Form 8-K/A dated June 27, 1997, filed with the Securities and Exchange Commission.


                                          /s/Ernst & Young LLP
                                          ERNST & YOUNG LLP


August 25, 1997
Raleigh, North Carolina